SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                       FORM 8-K

                                    CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the Securities
                                 Exchange Act of 1934



                   Date of Report (Date of earliest event reported)

                                   December 8, 1994


                                  ASHLAND COAL, INC.
                (Exact name or registrant as specified in its charter)



            DELAWARE                 1-9993                 61-0880012
        (State or other       (Commission file number)  (I.R.S.Employer
        jurisdiction of                                 Identification No.)
        incorporation or
         organization)


               2205 Fifth Street Road, Huntington, West Virginia 25701 (Address of principal executive offices) (Zip Code)



                   P.O. Box 6300, Huntington, West Virginia  25771
                                 (Mailing Address)          (Zip Code)



         Registrant's telephone number, including area code:  (304) 526-3333







          Item 5.   Other Events.


          Ashland Oil, Inc., and Saarbergwerke AG Agree to Sale of Class B Preferred Stock

               Ashland Oil, Inc. ("Ashland Oil") has announced that it has signed an agreement with Saarbergwerke AG ("Saarberg") allowing Ashland Oil the right to purchase all 150 shares of Ashland Coal, Inc.("Company") Class B Preferred Stock held by Saarberg. The Company understands the transaction is subject to certain conditions, including appropriate government approvals. According to Ashland Oil, it currently has no plans to purchase additional Company stock.

               The Class B Preferred Stock represents approximately 15% of the voting stock of the Company, and the addition of such Preferred Stock, in combination with Ashland Oil's other holdings of Company common stock, would result in Ashland Oil holding approximately 54% of the voting stock of the Company.
          Approximately 10% of the Company's voting stock is held by Carboex International, Ltd., a coal purchasing agency of the Spanish Utility ENDESA. The remaining 36% of the voting stock is held by the public.

               The purchase of the Company's Class B Preferred Stock will result in the consolidation of the Company in Ashland Oil's financial statements.

               Each share of  Company Class B Preferred  Stock is presently convertible into 18,346 shares of Company Common Stock. This conversion rate increases to 19,596 shares on August 18, 1998 and to 20,846 shares on August 18, 2003. In addition, the Class B Preferred Stock receives a special annual preferred dividend and has special voting rights. Ashland Oil reported that the purchase price for the Class B Preferred stock under the agreement is $110 million.



















                                      SIGNATURES

               Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             ASHLAND COAL, INC.
                                             (Registrant)

                                             By:  /s/  Roy F. Layman
                                                  Administrative Vice
                                                  President and Secretary


                                             Date:  December 8, 1994






